Amended and Restated Credit Agreement
                                     Between
                           Northland Cranberries, Inc.
                                       and
                          Harris Trust and Savings Bank
                           Dated as of October 3, 1997

                                Table of Contents

   Section                         Description                           Page


   SECTION 1.       THE CREDITS  . . . . . . . . . . . . . . . . . . . .    1
        Section 1.1.   The Revolving Credit  . . . . . . . . . . . . . .    1
        Section 1.2.   The Term Credit . . . . . . . . . . . . . . . . .    2
        Section 1.3.   Obligations Several and Not Joint . . . . . . . .    3
        Section 1.4.   Manner of Borrowing . . . . . . . . . . . . . . .    3
        Section 1.5.   Letters of Credit . . . . . . . . . . . . . . . .    4
        Section 1.6.   Reimbursement Obligation  . . . . . . . . . . . .    5

   SECTION 2.       INTEREST . . . . . . . . . . . . . . . . . . . . . .    5
        Section 2.1.   Options . . . . . . . . . . . . . . . . . . . . .    5
        Section 2.2.   Domestic Rate Portion . . . . . . . . . . . . . .    5
        Section 2.3.   LIBOR Portions  . . . . . . . . . . . . . . . . .    6
        Section 2.4.   Offered Rate Portions . . . . . . . . . . . . . .    6
        Section 2.5.   Computation . . . . . . . . . . . . . . . . . . .    7
        Section 2.6.   Minimum Amounts . . . . . . . . . . . . . . . . .    7
        Section 2.8.   Change of Law . . . . . . . . . . . . . . . . . .    8
        Section 2.9.   Unavailability of Deposits or Inability to
                       Ascertain the Adjusted LIBOR Rate . . . . . . . .    8
        Section 2.10.  Taxes and Increased Costs . . . . . . . . . . . .    8
        Section 2.11.  Funding Indemnity . . . . . . . . . . . . . . . .    9
        Section 2.12.  Lending Branch  . . . . . . . . . . . . . . . . .   10
        Section 2.13.  Discretion of Bank as to Manner of Funding  . . .   10

   SECTION 3.       FEES, PAYMENTS, REDUCTIONS, APPLICATIONS AND
        NOTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        Section 3.1.   Commitment Fees . . . . . . . . . . . . . . . . .   10
        Section 3.2.   Voluntary Prepayments . . . . . . . . . . . . . .   10
        Section 3.3.   Mandatory Prepayments . . . . . . . . . . . . . .   11
        Section 3.4.   Terminations  . . . . . . . . . . . . . . . . . .   11
        Section 3.5.   Place and Application . . . . . . . . . . . . . .   12
        Section 3.6.   Notations and Requests  . . . . . . . . . . . . .   13
        Section 3.7.   Capital Adequacy  . . . . . . . . . . . . . . . .   13

   SECTION 4.       THE COLLATERAL . . . . . . . . . . . . . . . . . . .   14
        Section 4.1.   Collateral  . . . . . . . . . . . . . . . . . . .   14
        Section 4.2.   Further Assurances  . . . . . . . . . . . . . . .   15

   SECTION 5.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . .   15
        Section 5.1.   Organization; Authority; Non-Contravention  . . .   15
        Section 5.2.   Subsidiaries  . . . . . . . . . . . . . . . . . .   15
        Section 5.3.   Financial Statements  . . . . . . . . . . . . . .   15
        Section 5.4.   Litigation; Taxes; Consents . . . . . . . . . . .   16
        Section 5.5.   Regulation U  . . . . . . . . . . . . . . . . . .   16
        Section 5.6.   No Default  . . . . . . . . . . . . . . . . . . .   16
        Section 5.7.   ERISA . . . . . . . . . . . . . . . . . . . . . .   16
        Section 5.8.   Security Interests and Debt . . . . . . . . . . .   16
        Section 5.9.   Accurate Information  . . . . . . . . . . . . . .   16
        Section 5.10.  Enforceability  . . . . . . . . . . . . . . . . .   17
        Section 5.11.  No Default Under Other Agreements . . . . . . . .   17
        Section 5.12.  Status Under Certain Laws . . . . . . . . . . . .   17
        Section 5.13.  Compliance with Laws  . . . . . . . . . . . . . .   17

   SECTION 6.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . .   18
        Section 6.1.   All Advances  . . . . . . . . . . . . . . . . . .   18

   SECTION 7.       COMPANY COVENANTS  . . . . . . . . . . . . . . . . .   18
        Section 7.1.   Maintenance of Property . . . . . . . . . . . . .   18
        Section 7.2.   Taxes . . . . . . . . . . . . . . . . . . . . . .   18
        Section 7.3.   Maintenance of Insurance  . . . . . . . . . . . .   19
        Section 7.4.   Financial Reports . . . . . . . . . . . . . . . .   19
        Section 7.5.   Inspection  . . . . . . . . . . . . . . . . . . .   20
        Section 7.6.   Consolidation and Merger  . . . . . . . . . . . .   20
        Section 7.7.   Transactions with Affiliates  . . . . . . . . . .   20
        Section 7.8.   Minimum Net Worth . . . . . . . . . . . . . . . .   20
        Section 7.9.   Fixed Charge Coverage Ratio . . . . . . . . . . .   21
        Section 7.10.  Funded Debt to Net Worth Ratio  . . . . . . . . .   21
        Section 7.11.  Net Income  . . . . . . . . . . . . . . . . . . .   21
        Section 7.12.  Liens . . . . . . . . . . . . . . . . . . . . . .   21
        Section 7.13.  Borrowings and Guaranties . . . . . . . . . . . .   22
        Section 7.14.  Investments, Loans, Advances and Acquisitions . .   23
        Section 7.15.  Sale of Property  . . . . . . . . . . . . . . . .   24
        Section 7.16.  Distributions . . . . . . . . . . . . . . . . . .   24
        Section 7.17.  Notice of Suit or Adverse Change in Business  . .   25
        Section 7.18.  ERISA . . . . . . . . . . . . . . . . . . . . . .   25
        Section 7.19.  Use of Proceeds . . . . . . . . . . . . . . . . .   25
        Section 7.20.  Subsidiaries  . . . . . . . . . . . . . . . . . .   25
        Section 7.21.  Additional Capital  . . . . . . . . . . . . . . .   25
        Section 7.22.  Capital Expenditures  . . . . . . . . . . . . . .   26

   SECTION 8.       EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . .   26
        Section 8.1.   Events of Default Defined . . . . . . . . . . . .   26
        Section 8.2.   Remedies for Non-Bankruptcy Defaults  . . . . . .   27
        Section 8.3.   Remedies for Bankruptcy Defaults  . . . . . . . .   28
        Section 8.4.   Collateral for Undrawn L/Cs . . . . . . . . . . .   28

   SECTION 9.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . .   28

   SECTION 10.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . .   35
        Section 10.1.  Holidays  . . . . . . . . . . . . . . . . . . . .   35
        Section 10.2.  No Waiver, Cumulative Remedies  . . . . . . . . .   36
        Section 10.3.  Waivers, Modifications and Amendments . . . . . .   36
        Section 10.4.  Costs and Expenses  . . . . . . . . . . . . . . .   36
        Section 10.5.  Stamp Taxes . . . . . . . . . . . . . . . . . . .   36
        Section 10.6.  Survival of Representations . . . . . . . . . . .   37
        Section 10.7.  Construction  . . . . . . . . . . . . . . . . . .   37
        Section 10.8.  Accounting Principles . . . . . . . . . . . . . .   37
        Section 10.9.  Addresses for Notices . . . . . . . . . . . . . .   37
        Section 10.10. Headings  . . . . . . . . . . . . . . . . . . . .   37
        Section 10.11. Severability of Provisions  . . . . . . . . . . .   37
        Section 10.12. Counterparts  . . . . . . . . . . . . . . . . . .   37
        Section 10.13. Binding Nature, Governing Law, Etc. . . . . . . .   38
        Section 10.14. Rights of Participants  . . . . . . . . . . . . .   38

   Signature Page                                                          39


   Exhibit A Revolving Credit Note
   Exhibit B-1      Term Credit Note One
   Exhibit B-2      Term Credit Note Two
   Exhibit B-3      Term Credit Note Three
   Exhibit C L/C Agreement
   Exhibit D Opinion of Counsel
   Exhibit E Compliance Certificate

   Schedule 7.12 - Permitted Liens

        Northland Cranberries, Inc. Amended and Restated Credit Agreement

   Harris Trust and Savings Bank
   Chicago, Illinois
   Gentlemen:

               The undersigned, Northland Cranberries, Inc., a Wisconsin corporation (the "Company") refers to the Credit Agreement dated as of August 31, 1994, as amended and currently in effect between the Company and you (such secured credit agreement as so amended is hereinafter referred to as the "Credit Agreement") pursuant to which you agreed to make a revolving credit (the "Revolving Credit"), a Term Credit (the "Term Credit") and an Acquisition Credit (the "Acquisition Credit") available to the Company, all as more fully set forth therein. You are hereinafter referred to as the "Bank". The Company requests you to make certain further amendments to the Credit Agreement and, for the sake of convenience and clarity, to restate the Credit Agreement in its entirety as so amended. Accordingly, upon your acceptance hereof in the space provided for that purpose below and upon satisfaction of the conditions precedent to effectiveness hereinafter set forth, Sections 1 through 10 of the Credit Agreement and Exhibits A, C, D and E thereto shall be amended and as so amended shall be restated in their entirety to read as follows:

   SECTION 1.  THE CREDITS.

               Section 1.1. The Revolving Credit. (a) Subject to all of the terms and conditions hereof, the Bank agrees to extend a Revolving Credit to the Company which may be availed of by the Company in its discretion from time to time, be repaid and used again, during the period from the date hereof to and including the Revolving Credit Termination Date. The Revolving Credit may be utilized by the Company in the form of loans (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans") and L/Cs (as hereinafter defined), provided that the aggregate amount of the Revolving Credit Loans and Reimbursement Obligations (as hereinafter defined) and the maximum amount available to be drawn under all L/Cs outstanding at any one time shall not exceed $75,000,000 (the "Revolving Credit Commitment").

               Each Revolving Credit Loan shall be in a minimum amount of $100,000 or any greater amount that is an integral multiple of $50,000. All Revolving Credit Loans shall be evidenced by a Revolving Credit Note of the Company (the "Revolving Credit Note") payable to the order of the Bank in the amount of its Revolving Credit Commitment, such Revolving Credit Note to be in the form attached hereto as Exhibit A. Without regard to the face principal amount of the Revolving Credit Note, the actual principal amount at any time outstanding and owing by the Company on account thereof during the period ending on the Revolving Credit Termination Date shall be the sum of all advances then or theretofore made thereon less all principal payments actually received thereon during such period.

               (b) At any time not earlier than 16 months prior to, nor later than 15 months prior to, the Revolving Credit Termination Date then in effect, the Company may request that the Bank extend such Revolving Credit Termination Date to the date one year from such Revolving Credit Termination Date. At any time more than 30 days before such Revolving Credit Termination Date the Bank may propose, by written notice to the Company, an extension of this Agreement to such later date on such terms and conditions as the Bank may then require. If the extension of this Agreement to such later date is acceptable to the Company on the terms and conditions proposed by the Bank, the Company shall notify the Bank of its acceptance no sooner than 30 days and no later than 15 days before the Revolving Credit Termination Date, and such later date will become the Revolving Credit Termination Date hereunder and this Agreement shall otherwise be amended in the manner described in the Bank's notice proposing the extension of this Agreement upon the Bank's receipt of (i) an amendment to this Agreement signed by the Company and the Bank, (ii) resolutions of the Company's Board of Directors authorizing such extension and (iii) an opinion of counsel to the Company equivalent in form and substance to the form of opinion attached hereto as Exhibit D and otherwise acceptable to the Banks. The Bank may further offer to extend the Revolving Credit Termination Date before any such later scheduled Revolving Credit Termination Date in the same manner as set forth above for the initial Revolving Credit Termination Date.

               Section 1.2. The Term Credit. Subject to all of the terms and conditions hereof, the Bank agrees to make the Term Credit available to the Company in three separate facilities - Term Loan One, Term Loan Two and Term Loan Three.

               (a) Term Loan One. Subject to all of the terms and conditions hereof, the Bank agrees to make a loan (the "Term Loan One") to the Company under the Term Credit in the amount of $4,600,000. The Term Loan One shall be made in a single advance by no later than the close of business in Chicago, Illinois on June 6, 1995, at which time the commitment of the Bank to make the Term Loan One (the "Term One Commitment") shall expire. The Term Loan One shall be evidenced by a Term Credit Note One of the Company (the "Term Credit Note One") payable to the order of the Bank in the amount of $4,600,000, such Term Credit Note One to be in the form attached hereto as Exhibit B-1. The Term Credit Note One shall be expressed to mature in semi-annual installments of principal, commencing on November 30, 1995 and continuing on the last day of each November and May occurring thereafter to and including May 31, 2000, with each installment to be in the amount of $460,000.

               (b) Term Loan Two. Subject to all of the terms and conditions hereof, the Bank agrees to make a loan (the "Term Loan Two") to the Company under the Term Credit in the amount of $4,000,000. The Term Loan Two shall be made in four advances of $1,000,000 each by no later than the close of business in Chicago, Illinois on June 5, 1996, at which time the commitment of the Bank to make the Term Loan Two (the "Term Two Commitment") shall expire. The Term Loan Two shall be evidenced by a Term Credit Note Two of the Company (the "Term Credit Note Two") payable to the order of the Bank in the amount of $4,000,000 such Term Credit Note Two to be in the form attached hereto as Exhibit B-2. The Term Credit Note Two shall be expressed to mature in eight (8) semi-annual installments of principal, commencing on November 30, 1996 and continuing on the last day of each May and November occurring thereafter to and including May 31, 2000, with the first seven (7) installments to be in the amount of $286,000 and with the final installment to be in the amount of $1,998,000.

               (c) Term Loan Three. Subject to all of the terms and conditions hereof, the Bank agrees to make a loan (the "Term Loan Three") to the Company under the Term Credit in the amount of $10,500,000. The Term Loan Three shall be made in a single advance by no later than the close of business in Chicago, Illinois on November 30, 1995, at which time the commitment of the Bank to make the Term Loan Three (the "Term Three Commitment") shall expire. The Term Loan Three shall be evidenced by a Term Credit Note Three of the Company (the "Term Credit Note Three") payable to the order of the Bank in the amount of $10,500,000 such Term Credit Note Three to be in the form attached hereto as Exhibit B-3 with all blanks appropriately completed. The Term Credit Note Three shall be expressed to mature in semi-annual installments of principal, commencing on December 31, 1995 and continuing on the last day of each and every June and December thereafter with a final installment payable on June 30, 2000, with the first nine (9) installments to be in the amount of $525,000 and with the final installment to be in the amount of $5,775,000.

               Section 1.3. Obligations Several and Not Joint. The failure of one or more Participants to lend in accordance with its Participation Percentage (as defined in the Participation Agreement) shall not relieve the Bank or the other Participant(s) of their obligations to the Company (including without limitation their obligation to lend), but neither the Bank nor any Participant shall be obligated to lend in excess of its Participation Percentage (as defined in the Participation Agreement). The Participation Agreement shall not be modified, amended or restated without the prior written consent of the Company.

               Section 1.4. Manner of Borrowing. The Company shall notify the Bank (which may be written or oral, but which must be given prior to 11:00 a.m. (Chicago time)) of the date (which may, subject to the immediately preceding parenthetical, be the date on which such notice is given) upon which it requests that any advance be made to it under the Revolving Credit Commitment and of the date it requests any Term Loan be made to it, specifying the amount of each such loan. Subject to all of the terms and conditions hereof, the proceeds of each advance shall be made available to the Company at the office of the Bank in Chicago and in funds there current. Each loan shall initially constitute part of a Domestic Rate Portion except to the extent the Company has otherwise timely elected, all as provided in Section 2 hereof.

               Section 1.5. Letters of Credit. (a) Generally. Subject to all the terms and conditions hereof, at the Company's request the Bank may in its discretion issue letters of credit (an "L/C" and collectively the "L/Cs") for the account of the Company subject to availability under the Revolving Credit. Each L/C shall be issued pursuant to an application and agreement for letter of credit (the "L/C Agreement") in the form of Exhibit C hereto. The L/Cs shall consist of standby and trade letters of credit; provided that the aggregate undrawn face amount of the L/Cs plus the amount of all unpaid Reimbursement Obligations shall not at any time exceed $5,000,000. Each L/C shall have an expiry date not more than one year from the date of issuance thereof (but in no event later than the Revolving Credit Termination Date). The amount available to be drawn under each L/C issued pursuant hereto shall be deducted from the credit otherwise available under the Revolving Credit. In consideration of the issuance of L/Cs the Company agrees to pay to the Bank (i) a fee (the "L/C Issuance Fee") in the amount equal to one-eighth of one percent (0.125%) of the face amount of each L/C issued hereunder, payable on the date of issuance of each L/C hereunder and on the date of each extension, if any, of the expiry date of each L/C, (ii) a participation fee (the "L/C Participation Fee") in an amount per annum equal to the Applicable Margin for LIBOR Portions of Revolving Credit Loans of the undrawn face amount of each L/C issued hereunder, payable quarterly in arrears on the last day of each February, May, August and November, and (iii) and such drawing, negotiation, amendment and other administrative fees in connection with each L/C as may be established by the Bank from time to time and applicable generally to letters of credit issued by the Bank (the "L/C Administrative Fee"), payable on the date of issuance of each L/C hereunder and on the date required by the Bank. The Bank will use its best efforts to provide the Company thirty days prior notice of any changes to the L/C Administrative Fees, however, the Bank's failure to provide such notice to the Company shall in no way relieve the Company of its obligation to pay such Fees.

               (b) Fees, Funding, Reimbursement, Etc. Notwithstanding anything contained in any L/C Agreement to the contrary: (i) the Company shall pay fees in connection with each L/C as set forth in Section 1.5(a) hereof, (ii) except for the Collateral and as otherwise provided in
   Section 3.4(a) hereof, in the absence of an Event of Default, the Bank will not call for the funding by the Company of any amount under an L/C issued for the Company's account, or for any other form of collateral security for the Company's obligations in connection with such L/C, before being presented with a drawing thereunder, and (iii) if the Bank is not timely reimbursed for the amount of any drawing under an L/C on the date such drawing is paid, the Company's obligation to reimburse the Bank for the amount of such drawing shall bear interest at the default rate specified in Section 2.2 hereof. If the Bank issues any L/C with an expiration date that is automatically extended unless the Bank gives notice that the expiration date will not so extend beyond its then scheduled expiration date, the Bank will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such L/C if so extended would be after the Revolving Credit Termination Date, or (ii) the Bank's Revolving Credit Commitment has been terminated.

               Section 1.6. Reimbursement Obligation. The Company is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Bank each draft drawn and presented under an L/C issued by the Bank hereunder not later than 11:00 a.m. (Chicago time) on the date such draft is presented for payment to the Bank (the obligation of the Company under this Section 1.6 with respect to any L/C is a "Reimbursement Obligation"). The Bank's determination of whether a draft or other request for payment under an L/C complies with the terms of such L/C shall be made in a commercially reasonable manner. If at any time the Company fails to pay any Reimbursement Obligation when due, the Company shall be deemed to have automatically requested a Revolving Credit Loan from the Bank hereunder, as of the maturity date of such Reimbursement Obligation, the proceeds of which loan shall be used to repay such Reimbursement Obligation. Such Loan shall only be made if no Default or Event of Default shall exist and the other conditions set forth in Section
   6.1 hereof are satisfied, and shall be subject to availability under the Revolving Credit. If such Loan is not made by the Bank pursuant to this Agreement, the unpaid amount of such Reimbursement Obligation shall be due and payable to the Bank upon demand and shall bear interest at the default rate of interest specified in Section 2.2 hereof.

   SECTION 2.  INTEREST.

               Section 2.1. Options. Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by a particular Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate (the "Domestic Rate Portions"), with reference to an Offered Rate ("Offered Rate Portions") or with reference to the Adjusted LIBOR Rate ("LIBOR Portions"), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by each Note which is not part of an LIBOR Portion or an Offered Rate Portion (collectively "Fixed Rate Portions" and individually a "Fixed Rate Portion") shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by each Note which bears interest with reference to a particular Adjusted LIBOR Rate for a particular Interest Period shall constitute a single LIBOR Portion and all of the indebtedness evidenced by each Note which bears interest with reference to a particular Offered Rate shall constitute a single Offered
   Rate Portion.   The Company promises to pay interest on each Portion at
   the rates and times specified in this Section 2.

               Section 2.2. Domestic Rate Portion. Each Domestic Rate Portion shall bear interest (which the Company promises to pay at the times herein provided), at the rate per annum equal to the Domestic Rate as in effect from time to time plus the Applicable Margin, provided that if a Domestic Rate Portion is not paid when due, after giving effect to any grace periods, (whether by lapse of time, acceleration or otherwise), such Portion shall bear interest (which the Company promises to pay at the times hereinafter provided), whether before or after judgment, for the period from the date such Portion became due and until payment in full thereof, at the rate per annum determined by adding 3% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portions shall be payable on the last day of each month in each year and at maturity of the applicable Notes and interest after maturity shall be due and payable upon demand.

               Section 2.3. LIBOR Portions. Each LIBOR Portion shall bear interest (which the Company promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin, provided that if any LIBOR Portion is not paid when due, after giving effect to any grace periods (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company promises to pay at the times hereinafter provided) whether before or after judgment, for the period from the date such Portion became due and until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 3% to the interest rate otherwise applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the applicable Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the applicable Domestic Rate Portion after Default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, if an Interest Period is longer than three months, then at the end of each three month period and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) at least three Business Day preceding the end of an Interest Period applicable to an LIBOR Portion whether such LIBOR Portion is to continue as an LIBOR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the applicable Domestic Rate Portion as of and on the last day of such Interest Period. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing.

               Section 2.4. Offered Rate Portions. Each Offered Rate Portion shall bear interest for each Interest Period selected therefor at the Offered Rate for such Interest Period, provided that if any Offered Rate Portion is not paid when due, after giving effect to any grace periods (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 3% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such Offered Rate Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after Default. Interest on each Offered Rate Portion shall be due and payable on the last day of each Interest Period applicable thereto and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) at least one Business Day preceding the end of an Interest Period applicable to an Offered Rate Portion whether such Offered Rate Portion is to continue as an Offered Rate Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such Offered Rate Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period. The Company understands and agrees that each Offered Rate shall be determined by the Bank in its sole discretion, without reference to any particular index or source of funds, and may be higher than the Domestic Rate or Adjusted LIBOR Rate.

               Section 2.5. Computation. All interest on the Domestic Rate Portions or the indebtedness evidenced by the Notes shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and all other interest on the Notes and all fees, charges and commissions due hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

               Section 2.6. Minimum Amounts. Each Fixed Rate Portion shall be in a minimum amount of $500,000.00 or any greater amount that is an integral multiple of $100,000.00.

               Section 2.7. Manner of Rate Selection. The Company shall notify the Bank by 11:00 a.m. Chicago time at least three Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of a Domestic Rate Portion or an Offered Rate Portion be converted into a LIBOR Portion, and by 11:00 a.m. (Chicago time) at least one Business Day prior to the Date upon which it requests that any Offered Rate Portion be created or that any part of a Domestic Rate Portion or any part of a LIBOR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Portion into a Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person identifying themselves as a person who the Bank's records reflect is authorized to act on behalf of the Company hereunder, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting.

               Section 2.8. Change of Law. Notwithstanding any other provisions of this Agreement or the Notes, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain such Fixed Rate Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portions. The Company, on demand, shall, if the continued maintenance of a Fixed Rate Portion is unlawful, thereupon prepay the outstanding principal amount of the Fixed Rate Portions, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement, provided, however, that the Company may instead elect to convert the principal amount of the affected Portion into the applicable Domestic Rate Portion, subject to the terms and conditions of this Agreement.

               Section 2.9. Unavailability of Deposits or Inability to Ascertain the Adjusted LIBOR Rate. Notwithstanding any other provision of this Agreement or the Notes, if prior to the commencement of any Interest Period, the Bank shall determine that United States dollar deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to it in the offshore interbank market, the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create, continue or effect by conversion any LIBOR Portion in such amount and for such Interest Period shall terminate until United States dollar deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the offshore interbank market.

               Section 2.10. Taxes and Increased Costs. With respect to the Fixed Rate Portions, if the Bank shall determine in good faith that any change after the date hereof in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Portions contemplated by this Agreement (whether or not having the force of law) shall:

                    (a) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion;

                    (b) subject the Bank, any Fixed Rate Portion or a Note to the extent it evidences such Portions, to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Fixed Rate Portion or a Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

                    (c) change the basis of taxation of payments of principal or interest due from the Company to the Bank hereunder or under a Note to the extent it evidences any Fixed Rate Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

                    (d) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Fixed Rate Portion or a Note to the extent it evidences any Fixed Rate Portion;

   and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount; provided, however, that (i) the Bank shall promptly notify the Company of an event which might cause it to seek compensation, and the Company shall be obligated to pay only such compensation which is incurred or which arises after the date 60 days prior to the date such notice is given, and (ii) the Company shall have no obligation to pay any amount that would otherwise be payable under this Section solely as a result of the Bank being in a regulatory classification that is lower than the Bank's regulatory classification on the date of this Agreement. If the Bank makes such a claim for compensation, it shall provide to the Company a written explanation of the circumstances giving rise to such claim and a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

               Section 2.11. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain its part of any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank), as a result of:

                    (i) any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of the Agreement; or

                    (ii) any failure by the Company to create, borrow, continue or effect by conversion any Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement;

   then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement it shall provide the Company with a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

               Section 2.12. Lending Branch. The Bank may, at its option, elect to make, fund or maintain its loans hereunder at such of its branches or offices as the Bank may from time to time elect.

               Section 2.13. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of its Notes in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including determinations under Sections 2.9, 2.10 and 2.11 hereof) shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during Interest Period applicable thereto through the purchase of deposits in the offshore interbank market in the amount of its share of such Fixed Rate Portion, having a maturity corresponding to such Interest Period and bearing an interest rate equal to the interest rate applicable to such Fixed Rate Portion for such Interest Period.

   SECTION 3.  FEES, PAYMENTS, REDUCTIONS, APPLICATIONS AND NOTATIONS.

               Section 3.1. Commitment Fees. For the period from the date hereof to and including the Revolving Credit Termination Date, the Company shall pay to the Bank a commitment fee at the rate equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Credit Commitment hereunder, such fee to be payable quarterly in arrears on November 30, 1997, and on the last day of each November, February, May and August thereafter to and including, and on, the Revolving Credit Termination Date.

               Section 3.2. Voluntary Prepayments. Subject to the further provisions of this Section 3.2 the Company shall have the privilege of prepaying the Notes in whole or in part (but if in part then in a minimum amount of $50,000 as to any Note prepaid) at any time upon notice to the Bank (such notices, if received subsequent to 11:00 a.m. (Chicago time) on a given day, to be treated as though received at the opening of business on the next Business Day), by paying to the Bank (i) the principal amount to be prepaid, (ii) if such prepayment prepays a Note in full, accrued interest thereon to the date fixed for prepayment, and (iii) any amount due the Bank under Section 2.11 hereof.

               Section 3.3. Mandatory Prepayments. (a) Deficiency. In the event that the sum of the outstanding principal amount of the Revolving Credit Note plus the unpaid Reimbursement Obligations plus the amount available to be drawn under all outstanding L/Cs shall at any time and for any reason exceed the Revolving Credit Commitment, the Company shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on the Revolving Credit Note and unpaid Reimbursement Obligations and, if necessary, as cash collateral for then outstanding L/Cs.

               (b) Asset Sales. Within five Business Days of the receipt thereof by the Company or any Subsidiary, the Company shall pay over to the Bank as and for a mandatory prepayment on the Term Credit Notes or, at the Company's election, the Revolving Credit Note, any and all net proceeds (i.e. gross proceeds net of reasonable out-of-pocket expenses incurred in effecting the sale or other disposition) derived from any sale or disposition (whether voluntary or involuntary) of assets by the Company or any of its Subsidiaries (excluding (i) sale/leaseback transactions pursuant to Section 7.21, (ii) sales of Permitted Property on which the Equitable Life Assurance Society of the United States has a lien and (iii) sales of inventory in the ordinary course of business); provided, however, that no prepayment shall be required with respect to up to $2,000,000 of net proceeds received from the sale or other disposition of equipment, furniture and fixtures which, in the Company's reasonable judgment, are no longer necessary to the efficient conduct of its business; provided further, however, that if at the time of receipt no amount is outstanding under the Term Credit Notes, then such payment shall be applied to the Revolving Credit Note, the Unpaid Reimbursement Obligations and the outstanding L/Cs. Any prepayment of the Revolving Credit Note pursuant to this Section 3.3(b) shall (until the aggregate amount of all prepayments made under Section 3.3(b), 3.4(b)(i) and 3.4(b)(ii) equals $15,000,000)
   automatically reduce the Revolving Credit Commitment by a like amount.

               Section 3.4. Terminations. (a) Voluntary. The Company may at any time and from time to time upon notice to the Bank received on or before 11:00 a.m. (Chicago time) at least three Business Days before the Revolving Credit Termination Date terminate the Revolving Credit Commitment in whole or in part (but if in part then in a minimum amount of $500,000 or any greater amount that is an integral multiple of $100,000).

               (b)  Mandatory.

                    (i) Debt Offerings. Within five Business Days of receipt by the Company of cash proceeds from the issuance or private placement of debt securities pursuant to Section 7.21(i) of this Agreement, the Company shall reduce the Revolving Credit Commitment by an amount equal to 100% of the cash proceeds of such issuance or private placement (net of underwriting discounts and commissions and any other costs and expenses directly incurred and payable in connection therewith); provided, however, that no such reduction shall be required if the aggregate amount of all reductions made pursuant to Sections 3.4(b)(i) and 3.4(b)(ii) is greater than or equal to $15,000,000.

                    (ii) Sale/Leasebacks. Within five Business Days of receipt by the Company of net proceeds from any sale/leaseback transaction pursuant to Section 7.21(ii) of this Agreement, the Company shall reduce the Revolving Credit Commitment by an amount equal to 100% of the net proceeds of such sale/leaseback transaction; provided, however, that no such reduction shall be required if the aggregate amount of all reductions made pursuant to Sections 3.4(b)(i) and 3.4(b)(ii) is greater than or equal to $15,000,000. For purposes of this
               Section 3.4(b)(ii), "net proceeds" means an amount equal to the cash proceeds received by the Company in respect of such sale less (x) any expenses reasonably incurred by the Company in respect of such sale and (y) the amount of any Debt secured by a lien on such Property and required to be discharged from, and actually discharged from, the proceeds thereof and (z) any taxes actually paid or payable by the Company in connection with such sale. Nothing contained herein shall be interpreted to permit any sale or other dispositions of assets not otherwise permitted by Section 7.15 hereof.

               (c) Generally. The Company shall, on the date the Revolving Credit Commitment is terminated in whole or in part, prepay the Revolving Credit Note, unpaid Reimbursement Obligations (if any) and the outstanding L/Cs by the amount necessary to reduce the outstanding principal balance of the Revolving Credit Note, the unpaid Reimbursement Obligations and the outstanding L/Cs to the amount to which the Revolving Credit Commitment has been reduced. No termination of the Revolving Credit Commitment pursuant to this Section 3.4 may be reinstated.

               Section 3.5. Place and Application. All payments of principal, interest, fees and other amounts due hereunder shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place within the continental United States as the Bank may specify) in immediately available and freely transferable funds at the place of payment. All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof. Payments received by the Bank after 11:00 a.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. Unless the Company otherwise directs, payments applicable to the principal of the Notes shall be deemed first applied to the applicable Domestic Rate Portion until payment in full thereof, with any balance applied to the applicable Fixed Rate Portions in the order in which their Interest Periods expire. All prepayments (whether voluntary or required) applicable to the Term Loans shall be applied to such Term Credit Note as the Company directs or, if the Company fails to so direct, shall be applied ratably among the Term Credit Notes, and in any event, such payments shall be applied to such Note or Notes in the inverse order of their maturities. All payments (whether voluntary or required) shall be accompanied by any amount due the Bank under Section 2.11 hereof, but no acceptance of such a payment without requiring payment of amounts due under Section 2.11 shall preclude a later demand by the Bank for any amount due them under Section 2.11 in respect of such payment.

               Section 3.6. Notations and Requests. All advances made against the Notes, the status of all amounts evidenced by the Notes as constituting part of a Domestic Rate Portion, Offered Rate Portion or LIBOR Portion and the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank its books or, at its option in any instance, endorsed on the reverse side of the Notes and the unpaid principal balances and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Notes of the principal amount remaining unpaid thereon, the status of the borrowings evidenced thereby and the interest rates and Interest Periods applicable thereto. Prior to any negotiation of any Note the Bank shall endorse thereon the status of all amounts evidenced thereby as constituting part of a Domestic Rate Portion, Offered Rate Portion or LIBOR Portion and the rates of interest and Interest Periods applicable thereto.

               Section 3.7. Capital Adequacy. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time as specified by the Bank the Company shall pay such additional amount or amounts as will compensate the Bank for such reduction; provided, however, that (i) the Bank shall promptly notify the Company of an event which might cause it to seek compensation, and the Company shall be obligated to pay only such compensation which is incurred or which arises after the date 60 days prior to the date such notice is given, and (ii) the Company shall have no obligation to pay any amount that would otherwise be payable under this Section solely as a result of the Bank being in a regulatory classification that is lower than the Bank's regulatory classification on the date of this Agreement. A certificate of the Bank claiming compensation under this Section 3.7 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be conclusive if reasonably determined. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

   SECTION 4.  THE COLLATERAL.

               Section 4.1. Collateral. The Revolving Credit Note, the Term Notes, the Reimbursement Obligations and the other obligations of the Company hereunder relating thereto shall be secured by (i) a valid and perfected first priority liens on certain crops of the Company pursuant to the terms of the Security Agreement Re: Crops dated as of August 31, 1994 as amended or restated from time to time, (ii) valid and perfected first priority liens on the fixtures and real property of the Company located in Juneau County, Wisconsin, consisting of approximately 1,236.8 acres acquired by the Company from the Yellow River Cranberry Company (the "Yellow River Marsh"), (iii) valid and perfected first priority liens on the fixtures and real property of the Company located in Price County, Wisconsin, consisting of approximately 2,460 acres (the "Fifield Marsh"),
   (iv) certain machinery and equipment of the Company located in Wisconsin Rapids, Wisconsin pursuant to the terms of the Security Agreement Re:
   Equipment dated as of August 31, 1994 as amended or restated from time to time, (v) valid and perfected first priority liens on the fixtures and real property of the Company located in Hanson, Massachusetts, consisting of approximately 1,904 acres acquired by the Company from United Cape Cod Limited Partnership (the "Hanson Marsh"), (vi) valid and perfected first priority liens on the fixtures and real property of the Company located in Wood County, Wisconsin consisting of approximately 106 acres acquired from Lloyd A. Wolfe and Jeanne M. Wolfe (the "Wolfe Marsh"), (vii) valid and perfected first priority liens on the fixtures and real property of the Company located in the Town of Armenia, Juneau County, Wisconsin, consisting of approximately 469 acres acquired from the Yellow River Cranberry Company (the "F Marsh"), (viii) valid and perfected first priority liens on the fixtures and real properties of the Gordon, Nekoosa and a portion of the Biron divisions of the Company located in Wood and Douglas Counties, Wisconsin, (ix) valid and perfected first priority liens on the fixtures and real properties of the Company located in Vilas County, Wisconsin, consisting of approximately 183 acres (the "Manitowish Waters Marsh"), (x) valid and perfected first priority liens on the inventory, farm products and accounts of the Company pursuant to the terms of the Security Agreement Re: Inventory, Farm Products and Receivables dated as of October 3, 1997 as the same may from time to time be amended or rested and (xi) valid and perfected first priority liens on the cranberry bogs acquired by the Company pursuant to Section 7.14(f) hereof.

               Section 4.2. Further Assurances. The Company agrees that it will from time to time at the request of the Bank execute and deliver such documents and do such acts and things as the Bank may reasonably request in order to provide for or perfect such liens. To the extent necessary to enable the Company to consummate the sale/leaseback transactions or debt offerings pursuant to Section 7.21 hereof, the Bank agrees to release its liens on the Property affected by such transactions and this provision shall govern and control over any language to the contrary in any Collateral Document and any amendments or supplements thereto.

   SECTION 5.  REPRESENTATIONS AND WARRANTIES.

               The Company represents and warrants to the Bank as follows:

               Section 5.1.   Organization; Authority; Non-Contravention.
   The Company is a corporation duly organized and existing under the laws of the State of Wisconsin, has full and adequate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the nature of its activities requires such licensing or qualifying and where the failure to be so licensed or qualified would have a material adverse effect on the Properties, business or operations of the Company, has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue the Note in evidence thereof, to encumber its assets as collateral security therefor, and to perform each and all of the matters and things herein and therein provided for; and this Agreement does not, nor does the performance or observance by the Company of any of the matters or things provided for in the Loan Documents, contravene any provision of law or any charter or by-law provision or any indenture or material agreement of or affecting the Company or any of its Properties.

               Section 5.2. Subsidiaries. The Company has no Subsidiaries except Wildhawk, Inc., a Wisconsin corporation, W.S.C. Water Management Corp., a Wisconsin corporation, and Northland Cranberries Foreign Sales Corp., a Virgin Islands corporation.

               Section 5.3. Financial Statements. The Company has heretofore delivered to the Bank a copy of the audit report as of August 31, 1996, of the Company and unaudited financial statements (including a balance sheet and profit and loss statement) of the Company as of, and for the period ending May 31, 1997. Such financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent, except as otherwise noted therein and except that the interim financial statements are subject to audit and year-end adjustments and for the absence of footnotes, with that of the previous fiscal year or period and fairly reflect the financial position of the Company as of the dates thereof, and the results of their operations for the periods covered thereby. The Company has no significant contingent liabilities other than as indicated on said financial statements and since said date of May 31, 1997, there has been no material adverse change in the condition, financial or otherwise, of the Company.

               Section 5.4. Litigation; Taxes; Consents. Except as disclosed on Schedule 5.4, there is no litigation or governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would result in any material adverse change in the Properties, business or operations of the Company and its Subsidiaries taken as a whole. All United States federal income tax returns for the Company and its Subsidiaries required to be filed have been filed on a timely basis (after giving effect to any extensions), and all amounts required to be paid as shown by said returns have been paid. There are no pending or threatened objections to or controversies in respect of the United States federal income tax returns of the Company for any fiscal year which, if adversely determined, would have a material adverse effect on the Company's condition, financial or otherwise. No authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company of the Loan Documents, except for filings required to perfect the Bank's liens in the Collateral.

               Section 5.5. Regulation U. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.

               Section 5.6. No Default. No Event of Default is existing under this Agreement.

               Section 5.7. ERISA. The Company is in compliance in all material respects with ERISA to the extent applicable to it and has received no notice to the contrary from the PBGC or any other governmental entity or agency.

               Section 5.8. Security Interests and Debt. There are no security interests, liens or encumbrances on any of the Property of the Company or any Subsidiary except such as are permitted by Section 7.12 of this Agreement, and the Company and its Subsidiaries have no Funded Debt except such as is permitted by Section 7.13 of this Agreement.

               Section 5.9. Accurate Information. No information, exhibit or report furnished by the Company to the Bank in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The financial projections furnished by the Company to the Bank contain to the Company's knowledge and belief, reasonable projections as of the date hereof of future results of operations and financial position of the Company.

               Section 5.10. Enforceability. This Agreement and the other Loan Documents are legal, valid and binding agreements of the Company, enforceable against it in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors' rights generally; and
   (b) any equitable principles relating to or limiting the rights of creditors generally.

               Section 5.11. No Default Under Other Agreements. Neither the Company nor any Subsidiary is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it or its Property is bound, which default might reasonably be expected to materially and adversely affect the Collateral, the repayment of the indebtedness, obligations and liabilities under the Loan Documents, the Bank's rights under the Loan Documents or the Property, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

               Section 5.12. Status Under Certain Laws. Neither the Company nor any of its Subsidiaries is an "investment company" or a person directly or indirectly controlled by or acting on behalf of an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               Section 5.13. Compliance with Laws. The Company and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole.

   SECTION 6.  CONDITIONS PRECEDENT.

               Section 6.1. All Advances. The obligation of the Bank to make any advance under the Revolving Credit (including the first advance) or to issue any L/C or to make any Term Loan shall also be subject to the conditions precedent that as of the time of the making of each advance under the Revolving Credit or the issuance of any L/C or the funding of any Term Loan:

                    (a) each of the representations and warranties set forth herein or in the Collateral Documents shall be and remain true and correct in all material respects as of said time except that the representations and warranties made in
               Section 5.3 hereof shall be deemed to refer to the most recent financial statements delivered to the Bank pursuant to Section
               7.4 hereof;

                    (b) no change in the financial condition or business prospects of the Company shall have occurred which the is materially adverse; and

                    (c) no Default or Event of Default shall have occurred and be continuing.

               Any request made by the Company to the Bank for any extension of credit hereunder shall be deemed to constitute a representation and warranty that the foregoing statements are true and correct in all material respects.

   SECTION 7.  COMPANY COVENANTS.

               The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

               Section 7.1. Maintenance of Property. The Company will keep and maintain all of its Properties necessary or useful in its business in good condition, and make all necessary renewals, replacements, additions, betterments and improvements thereto; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation and maintenance of any of its Properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank as holder of the Notes.

               Section 7.2. Taxes. The Company will duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Company or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings.

               Section 7.3. Maintenance of Insurance. The Company will maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as is usually carried by companies engaged in similar business and owning similar Properties in the same general areas in which the Company operates. The Bank shall be named as loss payee under any insurance policies which relate to the Collateral. The Company shall, at the Bank's request, provide copies to the Bank of all insurance policies and other material related thereto maintained by the Company from time to time.

               Section 7.4. Financial Reports. The Company will maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish with reasonable promptness to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company as may be reasonably requested and, without any request, will furnish to the Bank:

                    (a) as soon as available, and in any event within 45 days after the close of each quarterly fiscal period of the Company a copy of the form 10-Q quarterly report to the Securities and Exchange Commission (the "SEC"); and

                    (b) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the audit report for such year and accompanying financial statements, including balance sheet, reconciliation of change in stockholders' equity, profit and loss statement and statement of source and application of funds for the Company showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, prepared and certified by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company; and

                    (c) each of the financial statements furnished to the Bank pursuant to paragraphs (a) and (b) above shall be accompanied by a Compliance Certificate in the form of Exhibit E attached hereto signed by its Vice President-Finance; and

                    (d) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the SEC or any governmental agency substituted therefor, or any national securities exchange, including copies of the Company's form 10-K annual report, including financial statements audited by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company;

                    (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed; and

                    (f) as soon as available, and in any event within 30 days prior to the end of each fiscal year of the Company, a copy of the Company's consolidated business plan and operating projections for the following fiscal year, such plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Bank.

               Section 7.5. Inspection. The Company shall permit the Bank, by its representatives and agents (who may be accompanied by any of the Participants), to inspect any of the Properties, corporate books and financial records of the Company, to examine and make copies of the books of accounts and other financial records of the Company, and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate upon reasonable advance notice to the Company. So long as no Event of Default shall have occurred and be continuing, the Bank shall perform not more than one field audit of the Collateral per year. The Company shall pay to the Bank from time to time upon demand a reasonable amount, but not to exceed $2,000 per audit, to compensate the Bank for its fees, charges and expenses in connection with the field audits of the Collateral.

               Section 7.6. Consolidation and Merger. The Company will not consolidate with or merge into any Person, without the prior written consent of the Bank, unless (a) the Company is the surviving entity, (b) the other party to such transaction is in the same or a related line of business as the Company, and (c) both before and after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

               Section 7.7. Transactions with Affiliates. The Company will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Company.

               Section 7.8. Minimum Net Worth. The Company will at all times during the periods indicated below maintain Net Worth in an amount not less than:

                    (a)   $73,000,000 from August 31, 1997 through August 30,
               1998;

                    (b)   $78,000,000 on August 31, 1998; and

                    (c) during each fiscal quarter of the Company thereafter, an amount equal to the sum of (i) the minimum amount required to be maintained during the immediately preceding fiscal quarter of the Company plus (ii) an amount equal to 50% of the Company's Net Income for the fiscal quarter of the Company then ended, plus (iii) an amount equal to 75% of the net cash proceeds of the issuance of capital stock or other equity securities of the Company that are not applied as required by Section 3.4(a) of this Agreement.

               Section 7.9. Fixed Charge Coverage Ratio. The Company will not, as of the last day of each fiscal quarter indicated below, permit its Fixed Charge Coverage Ratio to be less than 1.25 to 1 on the last day of the fiscal quarters ending on May 31, 1998 and August 31, 1998, and 1.5 to 1 on the last day of each fiscal quarter ending thereafter.

               Section 7.10. Funded Debt to Net Worth Ratio. The Company will not permit the ratio of its Funded Debt to Net Worth to exceed 2.0 to 1 at any time.

               Section 7.11. Net Income. The Company and its Subsidiaries will not have a net loss of more than $2,000,000 for each of the fiscal quarters of the Company ending on or before August 31, 1997, will not have a net loss of more than $1,500,000 for each fiscal quarter ending during the period from September 1, 1997 through and including February 28, 1998 and will not have a net loss of more than $1,000,000 for any fiscal quarter ending thereafter.

               Section 7.12. Liens. The Company will not pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), on any of its Properties of any kind or character at any time owned by the Company other than:

                    (a) liens, pledges or deposits for workmen's compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances, trade payables, or obligations to agricultural producers;

                    (b) the pledge of Property for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $500,000 at any one time outstanding;

                    (c) liens, pledges, mortgages, security interests, or other charges granted to the Bank for the benefit of the Bank and the Participants;

                    (d) liens, pledges, mortgages, security interests or other charges existing on Permitted Property to the extent they secure indebtedness incurred to finance the purchase or construction of improvements;

                    (e) liens on property existing at the time of their acquisition or liens to secure the payment of all or any part of the purchase price of such property or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price thereof provided such liens encumber only the property being acquired, purchased or financed and do not extend to any other property or secure any other obligations;

                    (f) liens on Permitted Property of a corporation existing at the time such corporation is purchased by, merged into or consolidated with the Company or at the time of a sale, lease or other disposition of the land, buildings and/or equipment of a corporation or firm as an entirety or substantially as an entirety to the Company;

                    (g) mortgages, pledges, security interests or other encumbrances existing on the date hereof and disclosed on the financial statements referred to in Section 5.3 hereof or in
               Schedule 7.12 attached hereto;

                    (h) liens for taxes, assessments or governmental charges and liens incident to construction, which are either not delinquent or are being contested in good faith by appropriate proceedings which prevent foreclosure of such liens and for which adequate reserves have been provided, and easements, restrictions, minor title irregularities and similar matters which have no adverse effect upon the ownership and use of the affected Property by the Company;

                    (i) liens on Permitted Property securing indebtedness permitted under Section 7.13 hereof; and

                    (j) liens on the Company's Wisconsin Rapids, Wisconsin office building and land referred to in Section 7.22 hereof.

               Section 7.13. Borrowings and Guaranties. The Company will not issue, incur, assume, create or have outstanding any indebtedness for borrowed money (including as such all indebtedness representing the deferred purchase price of Property and all obligations of the Company with respect to letters of credit and banker's acceptances) or customer advances, nor be or remain liable, whether as endorser, surety, guarantor or otherwise, for or in respect of any liability or indebtedness of any other Person other than:

                    (a) indebtedness of the Company arising under or pursuant to this Agreement or the other Loan Documents;

                    (b) the liability of the Company arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business;

                    (c) indebtedness of the Company existing on the date hereof and disclosed to the Bank in the August 31, 1996 financial statements referred to in Section 5.3 hereof;

                    (d)   indebtedness not otherwise permitted by this
               Section 7.13 which is incurred, directly or indirectly, to finance the acquisition of Property;

                    (e)   Funded Debt; and

                    (f) renewals, extensions and refinancings of and amendments to each of the foregoing.

               Section 7.14. Investments, Loans, Advances and Acquisitions. The Company will not make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than:

                    (a) investments in certificates of deposit having a maturity of one year or less issued by the Bank;

                    (b) investments, loans and advances in or to any existing wholly-owned Subsidiary, provided that the respective amounts thereof shall not exceed the amounts disclosed to the Bank in the August 31, 1996 financial statements referred to in Section 5.3 hereof;

                    (c) travel advances, entertainment and moving expenses and directors fees to officers, directors and employees of the Company in the ordinary course of business;

                    (d) receivables arising in the ordinary course of the Company's business;

                    (e) full faith and credit obligations of the United States and securities the payment of principal of and interest on is unconditionally guaranteed by the United States; provided that all such obligations and securities shall have a maturity of one year or less;

                    (f)   acquisition of Cranberry Businesses, provided, that
               (i) such acquisition has the effective written consent or prior approval of the board of directors (or equivalent governing body) of the Person being acquired, (ii) the aggregate cash consideration paid by the Company for the acquisition of cranberry bogs after October 3, 1997 shall not exceed $5,000,000 in each fiscal year without the prior written consent of the Bank and the Participants and (iii) the Company grants to the Bank a first priority lien on the subject bogs;

                    (g) investments in entities engaged in the Cranberry Business; and

                    (h) investments in an amount not to exceed $5,000,000 in a Subsidiary or joint venture engaged in developing cranberry growing properties in the Republic of Ireland; and

                    (i) loans and advances to Wildhawk, Inc. in an aggregate principal amount outstanding at any time not to exceed $500,000.

               Section 7.15. Sale of Property. The Company will not sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property to any other Person; provided, however, that so long as no Event of Default or Default has occurred and is continuing, this Section shall not prohibit:

                    (a) sales of inventory (including crops and severed vines) in the ordinary course of business;

                    (b) sales or leases of surplus, obsolete or worn-out machinery and equipment; and

                    (c)   the sale/leaseback transactions permitted by
               Section 7.21(ii) hereof.

               For purposes of this Section, "Material Part" shall mean 5% or more of the lesser of the book or fair market value of the Property of the Company.

               Section 7.16. Distributions. The Company will not, directly or indirectly, (a) declare, make or incur any liability to pay any dividend on or make any other distribution in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) purchase, repurchase or otherwise acquire or retire any of its capital stock; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing the Company may (i) repurchase its capital stock provided the aggregate amount expended for such repurchases does not exceed $2,000,000, (ii) pay dividends in an amount not to exceed $0.04 per share during each fiscal quarter of the Company's fiscal years ending August 31, 1997 and August 31, 1998, and
   (iii) during each fiscal quarter of the Company ending after August 31, 1998, pay dividends in an amount not to exceed 50% of the Company's Net Income for the period beginning September 1, 1998 and ending on the last day of the most recent fiscal quarter.

               Section 7.17. Notice of Suit or Adverse Change in Business. The Company shall, as soon as possible, and in any event within five Business Days after the Company learns of the following, give written notice to the Bank of (a) any material proceeding(s) being instituted or threatened to be instituted by or against the Company in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (b) any material adverse change in the business, Property or condition, financial or otherwise, (including, without limitation, any material loss or depreciation in the value of the Collateral) of the Company and (c) the occurrence of any Default or Event of Default hereunder.

               Section 7.18. ERISA. The Company will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would result in the imposition of a lien against any of its Property and will promptly notify the Bank of
   (a) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (b) receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. The Company will not terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

               Section 7.19. Use of Proceeds. The Company shall use the proceeds of the Term Loan Two solely to finance the acquisition and construction of fixed assets constituting the concentrating plant and equipment located at the Company's facilities in Wisconsin Rapids, Wisconsin, and to reimburse the Company for sums already expended by the Company in connection therewith; the Company shall use the proceeds of the Term Loan Three solely to finance the acquisition of the bog in Hanson, Massachusetts; and the Company shall use the proceeds of the Term Loan One and all Revolving Credit Loans made hereunder solely for lawful corporate purposes.

               Section 7.20. Subsidiaries. The Company will not, directly or indirectly, create or acquire any Subsidiaries without prior approval of the Bank, except for the Ireland operation.

               Section 7.21. Additional Capital. No later than the date that is one year after the date hereof the Company shall use its best efforts (i) to issue or privately place debt securities maturing no less than five years after the date of issuance and having scheduled principal repayments of less than 50% of the original principal amount thereof during the first five years after they are issued and/or (ii) to consummate a sale/leaseback transaction, such that the gross cash consideration to be received by the Company as a result of the transactions identified in clauses (i) and (ii) above is not less than $15,000,000. Notwithstanding the foregoing, the Company shall not be obligated to enter into any transaction which the Company does not in good faith believe to be in its best interest.

               Section 7.22. Capital Expenditures. The Company will not expend or become obligated for capital expenditures as determined in accordance with generally accepted accounting principles (excluding amounts spent on cranberry bog acquisitions to the extent permitted by
   Section 7.14(f) hereof and excluding up to $1,500,000 of amounts actually expended by the Company for the purchase and renovation of its Wisconsin Rapids, Wisconsin office building) in an aggregate amount in excess of $6,000,000 during any fiscal year of the Company.

   SECTION 8.  EVENTS OF DEFAULT AND REMEDIES.

               Section 8.1. Events of Default Defined. Any one or more of the following shall constitute an Event of Default:

                    (a) Default in the payment within three days when due of any principal of or interest on any Note or Reimbursement Obligation, or in the payment within five days when due of any costs, expenses or fees under this Agreement or any of the other Loan Documents, whether on demand or at the stated due date thereof or as required by Section 2.3 hereof or at any other time provided in this Agreement;

                    (b) Default in the observance or performance of any covenant, condition, agreement or provision in Sections 7.3, 7.4, 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16,
               7.17, 7.19, 7.20, 7.21 or 7.22 of this Agreement, or of any provision of the Collateral Documents requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of such Collateral;

                    (c) Default in the observance or performance of any covenant, condition, agreement or provision in this Agreement or in any of the other Loan Documents and such default shall continue for 30 days after written notice thereof to the Company by the Bank;

                    (d) Default shall occur under any evidence of indebtedness for borrowed money in an aggregate principal amount in excess of $1,000,000 issued or assumed or guaranteed by the Company or any Subsidiary or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any indebtedness evidenced thereby or outstanding thereunder;

                    (e) Any representation or warranty made by the Company herein or in any of the other Loan Documents or in any statement or certificate furnished by it pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making thereof;

                    (f) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 shall be entered or filed against the Company, any Subsidiary or against any of their respective Property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 30 days from the date of its entry;

                    (g) The Company or any Subsidiary except Wildhawk, Inc. and W.S.C. Water Management Corp. shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment or a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(h) hereof, or (vii) take any action in furtherance of any of the foregoing purposes; or

                    (h) A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Company, any Subsidiary except Wildhawk, Inc. and W.S.C. Water Management Corp. or any substantial part of their respective Property, or a proceeding described in Section 8.1(g)(v) shall be instituted against the Company and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 60 days.

               Section 8.2. Remedies for Non-Bankruptcy Defaults. When any Event of Default, other than an Event of Default described in subsections
   (g) or (h) of Section 8.1 hereof, has occurred and is continuing, the Bank may, by notice to the Company, take either or both of the following actions: (i) terminate the commitments of the Bank hereunder on the date (which may be the date thereof) stated in such notice, and (ii) declare the principal of and the accrued interest on the Notes and Reimbursement Obligations then outstanding to be forthwith due and payable and thereupon said Notes and Reimbursement Obligations, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable under this Agreement without further demand, presentment, protest or notice of any kind.

               Section 8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsections 8.1(g) or 8.1(h) has occurred and is continuing, then the then unpaid balance of the Notes and Reimbursement Obligations, including both principal and interest, and all fees, charges and commissions payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Bank may exercise all remedies available to it under the Collateral Documents.

               Section 8.4. Collateral for Undrawn L/Cs. Promptly following the acceleration of the maturity of the Notes pursuant to
   Section 8.2 or 8.3 hereof, the Company shall immediately pay to the Bank the full amount available to be drawn under all outstanding L/Cs. The Bank shall hold all such funds and proceeds thereof as additional collateral security for the obligations of the Company to the Bank under the Loan Documents. The Company acknowledges and agrees that the Bank would not have an adequate remedy at law for failure of the Company to honor any of its obligations under this Section 8.4 and that the Bank shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such L/Cs.

   SECTION 9.  DEFINITIONS.

               The following terms when used herein shall have the following meanings; such terms to be equally applicable to both the singular and plural of the terms defined (capitalized terms defined elsewhere in this Agreement to have the meanings so ascribed to them in all provisions of this Agreement).

               "Adjusted LIBOR Rate" shall mean a rate per annum determined pursuant to the following formula:

               Adjusted LIBOR Rate = ________LIBOR___________
                          100%-Reserve Percentage

               "Affiliate" shall mean any person, firm, corporation or entity (herein collectively called a "Person") directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

               "Agreement" shall mean this Amended and Restated Credit Agreement, as the same may be supplemented and amended from time to time.

               "Amortization" shall mean amortization expense determined in accordance with generally accepted accounting principles consistently applied.

               "Applicable Margin" shall mean, with respect to the commitment fee and each type of Portion described below, the rate of interest per annum shown below for the range of Senior Funded Debt Ratio specified below:


                        Level I     Level II       Level III      Level IV

                                   [greater than [greater than  [greater than
    Senior Funded                  or less than] or less than]  or less than]
     Debt Ratio            <1.5X   1.5X and 2.5X   2.5X and 3X             3X

    Revolving Credit
     Domestic Rate
     Margin                   0%              0%            0%           .25%

    Revolving Credit
     LIBOR Margin          1.25%           1.50%         2.00%          2.25%

    Commitment Fee          .25%            .25%         .385%           .50%

    Term Loan Domestic
     Rate Margin              0%              0%          .50%           .75%

    Term Loan LIBOR
     Margin                1.75%           2.00%          2.5%          2.75%

               Not later than five Business Days after receipt by the Bank of financial statements called for by Section 7.4(a), (b) and (c) hereof for each fiscal quarter of the Company (such date being referred to herein as the "Test Date"), the Bank shall (i) determine the Senior Funded Debt Ratio for the applicable period and (ii) promptly notify the Company and the Participants of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Bank so notifies the Company and the Participants with respect to all Portions outstanding on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with the terms hereof; provided, however, that if the Company is late in delivering such financial statements, and upon receipt of such financial statements the Bank determines that a higher pricing Level is applicable, then such new Applicable Margins (at said higher Level) shall be retroactively effective as of the related Test Date. Each determination of the Senior Funded Debt Ratio and Applicable Margins by the Bank in accordance with the terms hereof shall be conclusive and binding on the Company and the Participants absent manifest error. The Applicable Margins shall first be adjusted upon receipt of the financial statements for the fiscal quarter ending May 31, 1998. From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in Level III above.

               "Business Day" shall mean any day (other than a Saturday or Sunday) on which banks are generally open for business in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which banks generally are also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

               "Capital Expenditures" shall mean for any period, expenditures for any fixed assets, or for improvements, replacements, substitutions or additions therefor or thereto, which have a useful life of one year or more, including (i) the direct or indirect acquisition of such assets by way of increased product service charges, offset items or otherwise and
   (ii) the acquisition of such assets pursuant to a lease, to the extent such acquisition would be treated as a capital expenditure pursuant to generally accepted accounting principles consistently applied, but shall not include (a) funds actually expended by the Company for preproduction costs, for the purchase and planting of cranberry vines or for the purchase of additional cranberry marshes permitted by the terms hereof, and (b) payments made under leases of real or personal property, whether or not the acquisition of such real or personal property constituted a Capital Expenditure when made.

               "Collateral" shall mean all property and rights that may from time to time secure the payment of any of the Company's indebtedness, obligations and liabilities to the Bank under any of the Loan Documents.

               "Collateral Documents" shall mean all mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure any of the Notes and other obligations of the Company to the Bank.

               "Commitments" shall mean the Revolving Credit Commitment and the Term Credit Commitments.

               "Cranberry Businesses" shall mean the operation of cranberry bogs (and the development thereof) and the production, distribution, processing, marketing and brokering of cranberries, cranberry products and other fresh fruit or juice products.

               "Depreciation" shall mean depreciation expense, determined in accordance with generally accepted accounting principles, consistently applied.

               "Domestic Rate" shall mean a fluctuating interest rate per annum at all times equal to the rate of interest announced by Harris Trust and Savings Bank ("Harris") from time to time as its prime commercial rate with any change in such rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (the "Harris Prime Rate"), provided that if the rate per annum determined by adding 1/2 of 1% to the rate at which Harris would offer to sell federal funds in the interbank market on or about 10:00 A.M. (Chicago time) on any day (the "Adjusted Fed Funds Rate") shall be higher than the Harris Prime Rate on such day, then the Domestic Rate for such day and for any succeeding day which is not a Business Day shall be such Adjusted Fed Funds Rate. The determination of the Adjusted Fed Funds Rate by the Bank shall be final and conclusive provided it has acted in good faith in connection therewith.

               "EBITDA" shall mean, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense of such period, plus (b) federal, state and local income taxes for such period, plus (c) all amounts properly charged for Depreciation and Amortization during such period.

               "Event of Default" shall mean any event or condition specified as such in Section 8.1 hereof and "Default" shall mean any event or condition which with the lapse of time, the giving of notice or both would constitute an Event of Default.

               "Fixed Charge Coverage Ratio" shall mean the ratio of: (a) the sum of Net Income plus the increase in Deferred Taxes shown on the Company's audited balance sheet, if any, plus Depreciation and Amortization expense, plus total Interest Expense (in each case, for the four fiscal quarters then ended) to (b) total Interest Expense (for the same four fiscal quarters then ended) plus the scheduled payments of principal on long term debt that will be payable in such period of four fiscal quarters (not including the principal amount of the Loans, Reimbursement Obligations and L/Cs outstanding under this Agreement) (the "Current Maturities"); provided, however, that for the fiscal quarter ending May 31, 1998, the Fixed Charge Coverage Ratio shall be determined on the basis of the amounts specified above for the three fiscal quarters then ended, and only 75% of the amount of the Current Maturities shall be included in the calculation of the Fixed Charge Coverage Ratio as of the last day of such fiscal quarter.

               "Fixed Rate" shall mean an Adjusted LIBOR Rate or an Offered Rate, as the context may require.

               "Funded Debt" with respect to any Person shall mean all indebtedness for borrowed money of such Person and with respect to the Company all indebtedness for borrowed money of the Company, in each case maturing by its terms more than one year after, or which is renewable or extendible at the option of such Person for a period ending one year or more after, the date of determination, and shall include indebtedness for borrowed money of such maturity created, assume or guaranteed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon Property of such Person and upon which such entity customarily pays the interest, all current maturities of all such indebtedness of such maturity and all rental payments under capitalized leases of such maturity and all indebtedness outstanding under this Agreement, and in any event including all amounts outstanding under this Agreement.

               "Interest Expense" shall mean for any period all interest expense during such period, all determined in accordance with generally accepted accounting principles consistently applied.

               "Interest Period" means, (a) with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein, and (b) with respect to any Offered Rate Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Offered Rate Portion and ending 1 to 60 days thereafter as selected by the Company in its notice as provided herein; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) no Interest Period may extend beyond the final maturity date of the Note;

                    (iii) the interest rate to be applicable to each Fixed
               Rate Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

                    (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a Fixed Rate Portion on a date other than the last day of the Interest Period applicable thereto.

   For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

               "L/C" shall have the meaning specified in Section 1.5 hereof.

               "L/C Administrative Fee" shall have the meaning specified in
   Section 1.5 hereof.

               "L/C Agreement" shall have the meaning specified in Section
   1.5 hereof.

               "L/C Issuance Fee" shall have the meaning specified in Section
   1.5 hereof.

               "L/C Participation Fee" shall have the meaning specified in
   Section 1.5 hereof.

               "LIBOR Index Rate" shall mean, for any Interest Period applicable to a LIBOR Portion, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. 12 (London, England time) on the Business Day two (2) Business Days before the commencement of such Interest Period.

               "LIBOR Rate" shall mean for each Interest Period applicable to a LIBOR Portion, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) on the Business Day two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Portion scheduled to be made by the Bank during such Interest Period.

               "Loan Documents" shall mean this Agreement, the L/C Agreements, the Collateral Documents and the Notes.

               "Net Income" shall mean net income determined in accordance with generally accepted accounting principles, consistently applied.

               "Net Worth" shall mean the sum of all capital stock, preferred stock, capital in excess of par value and retained earnings of the Company, determined in accordance with generally accepted accounting principles, consistently applied.

               "Notes" shall mean the Revolving Credit Note and the Term Credit Notes and "Note" shall mean any of the Notes.

               "Offered Rate" shall mean the rate per annum quoted to the Company by the Bank for the applicable Interest Period, such Offered Rate being subject at all times to the provisions of Section 2.4 hereof.

               "Participants" shall mean, collectively, Mercantile, Norwest, Firstar and any other party to the Participation Agreement (other than the Bank) from time to time; and "Participant" shall mean any of the Participants.

               "Participation Agreement" shall mean that certain Second Amended and Restated Participation Agreement dated as of October 3, 1997 by and among the Bank, Mercantile Bank National Association ("Mercantile"), Norwest Bank Minnesota, National Association ("Norwest"), Firstar Bank Milwaukee, N.A. ("Firstar") and any other party thereto from time to time, as the same may from time to time be modified, amended or restated pursuant to the terms hereof and thereof.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation.

               "Permitted Property" shall mean all Property except receivables, crops, inventory and the Collateral.

               "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Plan" shall mean any employee benefit plan covering any officers or employees of the Company, any benefits of which are, or are required to be, guaranteed by PBGC.

               "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               "Reimbursement Obligation" shall have the meaning specified in
   Section 1.6 hereof.

               "Reserve Percentage" shall mean, for the purpose of computing the Adjusted LIBOR Rate, the maximum rate of all reserve requirements (including, without limitation, any marginal emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

               "Revolving Credit Termination Date" shall mean December 31, 2000, any later date to which such date may be extended from time to time pursuant to Section 1.1(b) hereof, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Sections 3.5, 8.2 or 8.3 hereof.

               "Senior Funded Debt Ratio" shall mean, as of any time the same is to be determined, the ratio of the aggregate outstanding principal amount of the Company's Funded Debt at such time to the Company's EBITDA for the four fiscal quarters of the Company most recently ended (but for the fiscal quarter ending May 31, 1998, such determination shall utilize an annualized EBITDA derived from the Company's EBITDA for the three fiscal quarters then ended).

               "Subsidiary" shall mean collectively any corporation or other entity at least a majority of the outstanding voting shares of which is at the time owned directly or indirectly by the Company and/or its Subsidiaries.

               "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

               "Term Credit Commitments" shall mean, collectively, the Term One Commitment, the Term Two Commitment and the Term Three Commitment.

               "Term Credit Notes" shall mean, collectively, Term Credit Note One, Term Credit Note Two and Term Credit Note Three; and "Term Credit Note" shall mean any of the Term Credit Notes.

               "Term Credit Note One" shall have the meaning specified in
   Section 1.2(a) hereof.

               "Term Credit Note Two" shall have the meaning specified in
   Section 1.2(b) hereof.

               "Term Credit Note Three" shall have the meaning specified in
   Section 1.2(c) hereof.

               "Term Loans" shall mean, collectively, the Term Loan One, the Term Loan Two and the Term Loan Three; and "Term Loan" shall mean any of the Term Loans."

               "Term Loan One" shall have the meaning specified in Section 1.2(a) hereof.

               "Term Loan Two" shall have the meaning specified in Section 1.2(b) hereof.

               "Term Loan Three" shall have the meaning specified in Section 1.2(ac hereof.

   SECTION 10. MISCELLANEOUS.

               Section 10.1. Holidays. If any principal of any of the Notes shall fall due on a Saturday, Sunday or on another day which is a legal holiday for lenders in the State of Illinois, interest at the rates such Notes bear for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

               Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Default or Event of Default nor preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Bank are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

               Section 10.3. Waivers, Modifications and Amendments. Any provision hereof or of the Notes or Collateral Documents, may be amended, modified, waived or released upon the written consent of the Company and the Bank, and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Bank.

               Section 10.4. Costs and Expenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank in connection with the negotiation, preparation, execution, delivery, recording and/or filing and/or release of this Agreement, the Notes and the Collateral Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto, including the fees and expenses of counsel for the Bank with respect to all of the foregoing, and all recording, filing, title insurance or other fees, costs and taxes incident to perfecting a lien upon the collateral security for the Notes, and all reasonable costs and expenses (including reasonable attorneys' fees), incurred by the Bank, any security trustee for the Bank or any other holders of a Note in connection with a default or the enforcement of this Agreement, the Notes or the Collateral Documents and the other instruments and documents to be delivered hereunder or thereunder. The Company agrees to indemnify and save the Bank and any security trustee for the Bank harmless from any and all liabilities, losses, costs and expenses incurred by the Bank in connection with any action, suit or proceeding brought against the Bank or security trustee by any person which arises out of the transactions contemplated or financed hereby or by the Notes or Collateral Documents or out of any action or inaction by the Bank or any security Trustee hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party indemnified. The provisions of this
   Section 10.4 and the protective provisions of Section 2 hereof shall survive payment of the Notes and the termination of the Commitments hereunder, subject, in the case of the protective provisions contained in
   Section 2 hereof, to the limitations set forth therein.

               Section 10.5. Stamp Taxes. Although the Company is of the opinion that no documentary or similar taxes are payable in respect to this Agreement, the Collateral Documents, or the Notes, the Company agrees that it will pay such taxes, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit to it is then in use or available.

               Section 10.6. Survival of Representations. All representations and warranties made herein or in the Collateral Documents or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement, the Collateral Documents and the Notes, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

               Section 10.7. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.

               Section 10.8. Accounting Principles. All computations of compliance with the terms hereof shall be made on the basis of generally accepted principles of accounting applied in a manner consistent with those used in the preparation of the audit report of the Company referred to in the first sentence of Section 5.3 hereof.

               Section 10.9. Addresses for Notices. All communications provided for herein shall be in writing and shall be deemed to have been given or made when served personally or three days after being deposited in the United States mail addressed, if to the Company, at 800 First Avenue South, Wisconsin Rapids, Wisconsin 54495-8020, Attention: John Swendrowski, if to the Bank at 111 West Monroe Street, Chicago, Illinois 60690, Attention: Agribusiness Division, or at such other address as shall be designated by any party hereto in a written notice given to each party pursuant to this Section 10.9.

               Section 10.10. Headings. Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

               Section 10.11. Severability of Provisions. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the Notes may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the Notes are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the Notes invalid or unenforceable.

               Section 10.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

               Section 10.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of an interest in the Notes. This Agreement and the Notes and the rights and duties of the parties hereto shall be construed and determined in accordance with, and shall be governed by the internal laws of the State of Illinois without regard to principles of conflicts of law. This Agreement, together with the Notes and Collateral Documents constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby except for prior understandings related to fees payable to the Bank. The Company may not assign its rights hereunder without the written consent of the Bank.

               Section 10.14. Rights of Participants. (a) The Company authorizes the Bank to disclose to any Participant any financial or other information pertaining to the Company. Each Participant shall be entitled to the full benefit of all indemnities and other provisions relative to reimbursement of the Bank of amounts sufficient to protect the yield of the Bank with respect to the loans hereunder, including, but not limited to Sections 2.8, 2.9, 2.10, 2.11, 3.7 and 10.4 (but only after an Event of Default) hereof; provided, however, if any Participant (each, a "Replaceable Participant") requests compensation pursuant to Sections 2.8, 2.9, 2.10, 2.11 or 3.7 hereof at a rate materially in excess of that requested by any other Participant, the Company may, with the consent of the Bank, which consent shall not be unreasonably withheld, propose that another lender (a "Replacement Participant") which lender may be an existing Participant, be substituted for and replace the Replaceable Participant for purposes of this Agreement. In the event a Replacement Participant is so substituted for the Replaceable Participant, then such substitution shall take place on a date acceptable to the Company, the Replaceable Participant and the Replacement Participant, as the case may be, but in no event later than the latest maturity date of any financial accommodations then outstanding hereunder, and such substitution shall take place through the execution of such instruments and documents as shall, in the opinion of the Bank, be reasonably necessary or appropriate for the Replacement Participant to assume in full the Participation Percentage of the Replaceable Participant (including, without limitation, the execution of any necessary amendment hereto or to the Participation Agreement making any new Replacement Participant a party thereto and such amendments to the Collateral Documents as may be necessary or appropriate to assure the credit extended by such Replacement Participant will be secured by the Collateral Documents as provided herein), providing that such assignment is made without recourse and without any representation or warranty with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Participation Agreement or any other instrument or document furnished pursuant hereto or thereto or with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement, the Participation Agreement or any other instrument or document furnished pursuant hereto or thereto. As a condition to its execution of such instruments and documents, the Replaceable Participant shall concurrently receive the full amount of its share of the Loans, L/Cs, Reimbursement Obligations, interest thereon and all accrued fees to which it is entitled under this Agreement or the Participation Agreement. All expenses of the Bank incurred in connection with the foregoing shall be paid by the Company.

                    (b) In the event the Bank or any Participant shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off"), on or in respect of any Loan or other obligation outstanding under this Agreement or the other Loan Documents in excess of its ratable share of payments on all such Loans and other obligations then outstanding, then the Bank or such Participant, as applicable, shall purchase for cash at face value, but without recourse, ratably from each of the other Participants or the Bank, as applicable, such amount of such Loans and other obligations held by each such other party (or interest therein) as shall be necessary to cause the Bank or such Participant, as applicable, to share such excess payment ratably with all the other Participants and the Bank; provided, however, that if any such purchase is made by the Bank or any Participant, and if such excess payment or part thereof is thereafter recovered from such purchasing party, the related purchases from the other Participants or the Bank, as the case may be, shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 10.14(b), the Participants shall be treated as parties to this Agreement."

               Exhibits A, C, D and E and Schedule 7.12, inclusive of the Credit Agreement shall each be amended, and as so amended shall be restated in their entirety to read as set forth in Exhibits A, C, D and E and Schedule 7.12, hereto, respectively.

               The amendments reflected in the above and foregoing Amended and Restated Credit Agreement shall not become effective unless and until the following conditions precedent have been satisfied:

                    (a) The Company and the Bank shall have executed this Amended and Restated Credit Agreement (such execution may be in several counterparts and the several parties hereto may execute on separate counterparts);

                    (b) The Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                          (i) the Revolving Credit Note;

                          (ii) a Security Agreement Re: Inventory, Farm Products and Receivables,

                          (iii)    a Second Amended and Restated
                    Participation Agreement;

                          (iv) supplements to the existing Collateral Documents to confirm and assure that the same secure the various obligations of the Company under the Credit Agreement as amended hereby;

                          (v) endorsements (or binding commitments therefor)
                    to each existing policy of title insurance insuring the liens of those existing Collateral Documents creating liens on real property to confirm that such policy insures that such Collateral Documents, as supplemented as contemplated by this Amended and Restated Credit Agreement, secure the various obligations of the Company under the Credit Agreement as amended and restated hereby;

                          (vi) a Mortgage and Security Agreement with Assignment of Rents from the Company covering the Manitowish Waters Marsh (the "New Wisconsin Mortgage");

                          (vii) such financing statements relating to the New Wisconsin Mortgage and the Security Agreement Re:
                    Inventory, Farm Products and Receivables as the Bank may require;

                          (viii) a mortgagee's policy of title insurance (or a binding commitment therefor) in the amount of $12,750,000, with a waiver of coinsurance insuring the liens of the New Wisconsin Mortgage to be a valid first liens subject to no defects or objections which are unacceptable to the Bank, together with such direct access reinsurance agreements and endorsements (including without limitation a revolving credit endorsement, a letter of credit endorsement and doing business, usury and zoning endorsements) as the Bank may require; and

                          (ix) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amended and Restated Credit Agreement and the other instruments and documents contemplated hereby to the extent the Bank or its counsel may reasonably request;

                    (c) Legal matters incident to the execution and delivery of this Amendment and the other instruments and documents contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Bank and its counsel;

                    (d) Each of the representations and warranties set forth in Section 5 of the Credit Agreement shall be true and correct;

                    (e) The Company shall be in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amended and Restated Credit Agreement;

                    (f) The Company shall at the time all other conditions precedent to the effectiveness of the above and foregoing amendments have been satisfied be able to comply with the conditions precedent to borrowing set forth in Section 6 hereof; and

                    (g) The Bank shall have received from the Company a non-refundable closing fee in an amount agreed to by the Bank and the Company.

               The Company, by its execution of this Amended and Restated Credit Agreement, hereby represents and warrants the following as of the date hereof:

                    (a) each of the representations and warranties set forth in Section 5 of the Amended and Restated Credit Agreement is true and correct, except that the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent financial statements furnished to the Bank by the Company;

                    (b)   the Company's Net Worth is at least $73,000,000;
               and

                    (c) the Company is in full compliance with all of the terms and conditions of the Amended and Restated Credit Agreement and no Event of Default or Default has occurred and is continuing thereunder.

               Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

               Dated as of October 3, 1997.

   Signature Page;
                                             Northland Cranberries, Inc.



                                             By   /s/ John Swendrowski
                                                  John Swendrowski
                                                  Its Chief Executive Officer

               Accepted and agreed to at Chicago, Illinois as of the day and year last above written.

                                             Harris Trust and Savings Bank



                                             By   /s/
                                                  Its Vice President

                                             111 W. Monroe Street
                                             Chicago, Illinois 60690
                                             Attention:  Agribusiness
                                              Division

                                    Exhibit A
                Northland Cranberries, Inc. Revolving Credit Note

                                                            Chicago, Illinois
   $75,000,000                                                October 3, 1997

               On the Revolving Credit Termination Date (as defined in the Credit Agreement referred to below), for value received, the undersigned, Northland Cranberries, Inc., a Wisconsin corporation (the "Company"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank"), at the principal office of the Bank in Chicago, Illinois, the principal sum of (i) Seventy-Five Million Dollars ($75,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

               This Note evidences indebtedness loans constituting part of a "Domestic Rate Portion", Offered Rate Portions and "LIBOR Portions" as such terms are defined in that certain Amended and Restated Credit Agreement dated as of October 3, 1997 by and between the Company and Harris Trust and Savings Bank (the "Credit Agreement") made and to be made to the Company by the Bank under the Revolving Credit provided for under the Credit Agreement and the Company hereby promises to pay interest at the office specified above on each loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

               Each loan made under the Revolving Credit provided for in the Credit Agreement by the Bank to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Domestic Rate Portion, an Offered Rate Portion or an LIBOR Portion and the interest rates and interest periods applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Bank shall be prima facie evidence of the unpaid balance of this Note and the status of each loan from time to time as part of a Domestic Rate Portion, an Offered Rate Portion or an LIBOR Portion and the interest rates and interest periods applicable thereto, absent manifest error.

               This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by the Collateral Documents (as defined in the Credit Agreement), including without limitation a Security Agreements Re: Crops, from the Company, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity upon the occurrence of an Event of Default specified in the Credit Agreement, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

               This Note is issued in substitution and replacement for, and evidences in part the indebtedness previously evidenced by, that certain Revolving Credit Note of the Company dated June 6, 1995 payable to the order of the Bank in the face principal amount of $21,000,000 and that certain Acquisition Credit Note of the Company dated June 6, 1995 payable to the order of the Bank in the face principal amount of $18,000,000.

               This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflict of law.

               The Company hereby waives presentment for payment and demand.

                                             Northland Cranberries, Inc.



                                             By   /s/ John Swendrowski
                                                  John Swendrowski
                                                  Its Chief Executive Officer

                                    Exhibit C
                           Letter of Credit Agreement

                                    Exhibit D
                     (To Be Retyped On Letterhead Of Counsel

                        And Dated As Of Date Of Closing)

                            __________________, 1997


   Harris Trust and Savings Bank
   111 West Monroe Street
   Chicago, Illinois  60690

   Gentlemen:

               We have served as counsel to Northland Cranberries, Inc., a Wisconsin, corporation (the "Company"), in connection with a revolving, term loan and acquisition credit facility being made available by you to the Company. This opinion is delivered to you at the request of the Company pursuant to the Amended and Restated Credit Agreement referred to below.

               As such counsel, we have supervised the taking of the corporate proceedings necessary to authorize the execution and delivery of, and have examined executed originals of, the following:

                    (a) Amended and Restated Credit Agreement by and between the Company and Harris Trust and Savings Bank (herein, the "Bank");

                    (b) Revolving Credit Note of the Company payable to the order of the Bank in the principal sum of $75,000,000;

                    (c) Third Supplement to Mortgage and Security Agreement with Assignment of Rents relating to the Gordon Division property in Douglas County, Wisconsin;

                    (d) Third Supplement to Mortgage and Security Agreement with Assignment of Rents relating to the Nekoosa and Biron Divisions' property in Wood County, Wisconsin;

                    (e) Second Supplement to Mortgage and Security Agreement with Assignment of Rents relating to property in Juneau County, Wisconsin (Yellow River Marsh);

                    (f) Second Supplement to Mortgage and Security Agreement with Assignment of Rents relating to property in Wood County, Wisconsin (Wolfe Marsh);

                    (g) Second Supplement to Mortgage and Security Agreement with Assignment of Rents relating to property in Hanson, Massachusetts;

                    (h) First Supplement to Mortgage and Security Agreement with Assignment of Rents relating to property in Juneau County, Wisconsin (F Marsh);

                    (i) First Supplement to Mortgage and Security Agreement with Assignment of Rents relating to property in Price County, Wisconsin (Fifield);

                    (j) Mortgage and Security Agreement with Assignment of Rents relating to property in ___________ County, Wisconsin from the Company to the Bank (Manitowish Waters Marsh);

                    (k)   Third Supplement to Security Agreement Re:
               Equipment from the Company to the Bank;

                    (l) Third Supplement to Security Agreement Re: Crops from the Company to the Bank;

                    (m) Security Agreement Re: Inventory, Farm Products and Receivables from the Company to the Bank;

                    (n) three (3) UCC Financing Statements executed by Company, as debtor, in favor of the Bank, as secured party, with two to be filed in the office of the Wisconsin Secretary of State and one to be recorded as a farm products filing in the Recorder's Office of Wood County, Wisconsin.

   The documents described above in subparagraphs (a) through (e) are hereinafter collectively referred to as "Loan Documents". We have also examined and are familiar with:

                    (i) A copy of the articles of incorporation of the Company certified as of ______________, 19___ by the Secretary of the State of Wisconsin;

                    (ii) Certificates dated _____________ from the Secretary of the States of _____________ and ______________,
               respectively, as to the good standing of the Company in those states;

                    (iii) A copy of the by-laws of the Company certified by
               the Secretary of the Company as being the by-laws of the Company in effect at all times since ____________, 19___;

                    (iv) A copy certified by the Secretary of the Company of certain resolutions adopted by the board of directors [and the stockholders] of the Company; and

                    (v) [Identify any other matters or items pertaining to organization, authority and good standing;]

               Based upon the foregoing, we are of the opinion that:

               1. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Wisconsin with full and adequate corporate power and authority to carry on its business as now conducted and is duly licensed or qualified and in good standing in each jurisdiction wherein the conduct of its business or the assets and properties owned or leased by it require such licensing or qualification.

               2. The Company has full right, power and authority to borrow from you, to mortgage, pledge, assign and otherwise encumber its assets and properties as collateral security for such borrowings, to execute and deliver the Loan Documents executed by it and to observe and perform all the matters and things therein provided for. The execution and delivery of the Loan Documents executed by the Company does not, nor will the observance or performance of any of the matters or things therein provided for, contravene any provision of law or of the articles of incorporation, charter or by-laws of the Company (there being no other agreements under which the Company is organized) or, to the best of our knowledge after due inquiry, of any covenant, indenture or agreement binding upon or affecting the Company or any of its properties or assets.

               3. The Loan Documents executed by the Company have been duly authorized by all necessary corporate action (no stockholder approval being required), have been executed and delivered by the proper officers of the Company and constitute valid and binding agreements of the Company enforceable against it in accordance with their respective terms, except as such terms may be limited by bankruptcy, insolvency or similar laws and legal or equitable principles affecting or limiting the enforcement of creditors' rights generally.

               4. No order, authorization, consent, license or exemption of, or filing or registration with, any court or governmental department, agency, instrumentality or regulatory body, whether local, state or federal, is or will be required in connection with the lawful execution and delivery of the Loan Documents or the observance and performance by the Company of any of the terms thereof.

               5. To the best of our knowledge after due inquiry, there is no action, suit, proceeding or investigation at law or in equity before or by any court or public body pending or threatened against or affecting the Company or any of its assets and properties which, if adversely determined, could result in any material adverse change in the properties, business, operations or financial condition of the Company or in the value of the collateral security for your loans and other credit accommodations to the Company.

                                    Exhibit E
                             Compliance Certificate

               This Compliance Certificate is furnished to Harris Trust and Savings Bank (the "Bank") pursuant to that certain Amended and Restated Credit Agreement dated as of October 3, 1997, by and between Northland Cranberries, Inc. (the "Company") and the Bank (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

               The Undersigned hereby certifies that:

               1.   I am the duly elected ____________________________ of the
   Company;

               2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

               3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

               4. The financial statements required by Section 7.4 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

               5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

               Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

                 _______________________________________________
                 _______________________________________________
                 _______________________________________________

               The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 19___.


                                                       ,
                                        (Type or Print Name)     (Title)

                      Attachment to Compliance Certificate
                           Northland Cranberries, Inc.


        Compliance Calculations for Amended and Restated Credit Agreement
                           Dated as of October 3, 1997
                     Calculations as of _____________, 19___



     A.   Net Worth (Section 7.8)

     1.   Net Worth as defined                                     $_________
                                                                    =========
          2.   As listed in Section 7.8, for the date of this
               Certificate, Net Worth must be in an amount not
               less than                                           $_________
                                                                    =========
          3.   Company is in compliance?
               (Circle yes or no)                                      Yes/No
                                                                    =========
     B.   Fixed Charge Coverage Ratio (Section 7.9)

          1.   Net Income                                             _______

          2.   Sum of

               a.   Increase in Deferred Taxes                       ________
               b.   Depreciation expense                             ________
               c.   Amortization expense                             ________
               d.   Interest Expense                                 ________

               Sum of Lines 2a-2d                                    ________

          3.   Sum of Lines 1 and 2                                  ________

          4.   Interest Expense                                      ________

          5.   Scheduled payments of principal on long term debt     ________

          6.   Sum of Lines 4 and 5                                  ________

          7.   Ratio of Line 3 to Line 6                             ______:1
               ("Fixed Charge Coverage Ratio")                       ========

          8.   As listed in Section 7.9, for the date of
               this Certificate, Fixed Charge Coverage Ratio must
               be in an amount not less than                         ______:1
                                                                     ========
          9.   Company is in compliance?                               Yes/No
               (Circle Yes or No)

     C.   Funded Debt to Net Worth Ratio (Section 7.10)

          1.   Funded Debt as defined                                ________

          2.   Net Worth                                             ________
               (Line A1)

          3.   Ratio of Line 1 to Line 2                             ______:1
               ("Funded Debt to Net Worth Ratio")                    ========

          4.   As listed in Section 7.10, for the date of this
               Certificate, Funded Debt to Net Worth must be in
               an amount not greater than                            ______:1
                                                                     ========
          5.   Company is in compliance?                               Yes/No
               (Circle Yes or No)                                    ========

     D.   Net Income (Section 7.11)

          1.   Net Income (loss) as defined                         $________
                                                                     ========
          2.   Net loss must not exceed                             $(      )
                                                                     ========
          3.   Company is in compliance?                               Yes/No
               (Circle Yes or No)                                    ========

     E.   Senior Funded Debt Ratio (commencing May 31, 1998)

          1.   Senior Funded Debt                                   $________

          2.   EBITDA                                               $________
                                                                     ========
          3.   Ratio of Line 1 to Line 2                             ______:1
                                                                     ========
          4.   For purposes of determining the Applicable
               Margins, the ratio set forth on Line 3 above
               indicates pricing at                                Level ____
                                                                   ==========

   Schedule 7.12

                                 Permitted Liens